Exhibit 99.2

Duos Technologies Group, Inc.

Fourth Quarter and Full Year 2024 Earnings Call

March 31, 2025

Presenters

Chuck Ferry, CEO

Adrian Goldfarb, CFO

Q&A Participants

Ed Woo – Ascendiant Capital Markets
Vijay Devar – Northland Capital Markets

Operator

Good afternoon. Welcome to Duos Technologies' fourth quarter and full year 2024 earnings conference call. Joining us for today's call are Duos' CEO, Chuck Ferry, and CFO, Adrian Goldfarb. Following their remarks, we will be opening the call for your questions. Then, before we conclude today's call, I'll provide the necessary cautions regarding the forward-looking statements made by management during this call. Now I would like to turn the call over to Duos' CEO, Chuck Ferry. Sir, please proceed.

Chuck Ferry

Thank you. Welcome, everyone, and thank you for joining us. Earlier today, we issued our earnings press release and our 10-K for 2024. Copies are available in the Investor Relations section of our website. I encourage all listeners to view press releases and our 10-K filing to better understand some of the details we'll be discussing during today's call. We have previously discussed our strategy to diversify our business and accelerate the timeline to profitability. Since our last earnings call, our team has been very busy working to execute our strategy of diversification in Rail Technology, Edge Data Centers, and Power, and things are going very well right now. In the last three months we have closed the Asset Management Agreement with New APR Energy and Fortress Investment Group where we expect to earn approximately $42 million over the next two years.

Under the Asset Management Agreement, we have assumed control of an existing contract with a utility company in Southern California utilizing 90 megawatts of gas turbines. We've also deployed an additional 300 megawatts of gas turbines in support of a large US based AI data center operator. We're continuing with fleet readiness to support additional APR Energy contracts in the negotiation phase.

We also conducted a ribbon cutting ceremony to officially commercialize our first Edge Data Center in Amarillo, Texas. Over 100 local and state officials attended the school district 16 ceremony and it included senior leaders from FiberLight, Accu-Tech, and Amazon Web Services. Our next two Edge Data Centers will be installed in the coming months in Pampa, Texas in cooperation with APR Energy as it works with the Pampa Energy Center on behind the meter power opportunities in that region. Our partnership with APR and Fortress Investment Group has significantly changed the nature of our company in just the last six months, and we will break even financially this year. Given this significant change, after Adrian goes through the financials, I'll discuss each line of business in more detail to help investors understand how we are operating going forward. With that, Adrian, would you please give us a review of the financials?

Adrian Goldfarb

Thank you, Chuck. Before I cover the specific results for the fourth quarter and full year 2024, let me take a few minutes to give my perspective on what the company has achieved in the past year, much of which is not -- much of which is not yet reflected in the posted financial results. Shortly after stepping back into the CFO position, Chuck described to me a bold and ambitious plan for the transformation of the company. His vision, as described in May 2024, seemed far reaching at the time, but the management team felt that it was necessary -- a necessary step to give the company a path to faster growth and profitability.

Sometime back, the company withdrew from giving formal or even basic guidance due to the ongoing uncertainty surrounding our technology business and the segment in which we were operated, namely the railcar industry. We came to the realization that while our technology is the standard for Wayside Detection, as the railroaders describe it, using scanning and advanced AI processing, its adoption by the industry would likely take much longer than desired, causing ongoing losses for our business and continuous requirement for dilutive capitalization. Chuck challenged himself and the management team to take the significant assets that we had developed, including a highly capable staff and leadership team, a portfolio of intellectual property, and operational excellence and evolve the business into other business areas which could capitalize on those strengths.

Accordingly, 2024 was a transformative year that saw the creation of two new subsidiaries, Duos Edge AI and Duos Energy, and the engagement with a significant partner to build a platform for the desired revenue growth and profitability without requiring large amounts of highly dilutive capital. In fact, I'm pleased to inform you that as of December 31, 2024, the Duos Technologies Group balance sheet, business backlog, and estimated pipeline are the strongest in the company's history and that our capitalization table is very clean with just common stock or equivalents in the form of preferred stock without any coupons, ratchets, or other dilutive conditions. We no longer have any warrants and minimal other derivatives consisting of just employee stock options.

To fund our working capital needs through the latter part of 2024, we instituted an at the market program using our -- using our S-3 shelf registration and through careful implementation by restricting the amount of stock sold in any day, raised approximately $7.5 million through the early part of this year. This had a further benefit that in combination with the news of our expansion and the signing of the largest contract in the company's history has generated considerable interest in the company and its stock such that our average trading volumes are considerably higher than historically was the case, and we expect this trend to continue in 2025 and beyond. Interest in our company comes from a wide range of investors, including both retail and institutional investors. Chuck will be giving an extensive overview of the company's expectations for the coming year and beyond, so I will restrict my remarks to the financial and anticipated outcomes from all the initiatives we are now undertaking.

Let me turn now to the financial results and my related commentary. I will present summarized information and will refer you to our earnings PR just released as well as our 10-K for in depth disclosure and analysis. Starting with our results for the quarter and the year, total revenue for the fourth quarter decreased 4% to $1.46 million compared to $1.53 million in the fourth quarter of 2023 while total revenue for the year decreased 3%, $7.28 million compared to $7.47 million in 2023. Much of the lack of growth in overall revenues for 2024 is due to ongoing customer driven delays related to the deployment of two high speed transit focused railcar inspection portals. I should note that during the year the company received partial compensation for those delays which increased the total contract value by $1.4 million. Services and consulting revenues increased by 31% compared to 2023 driven by the addition of new AI and subscription customers, higher service contract pricing, and over $900,000 in new revenue from power consulting work.

Cost of revenues for the quarter increased 47% to $1.79 million compared to $1.22 million for Q4 2023, and for the year, the cost of revenues increased 11% to $6.81 million, up from $6.16 million in the same period of 2023. The increase in cost of revenues was driven by almost $1.6 million in amortization expenses recorded in 2024 to offset site revenue related to non-monetary transactions for the new services and data agreement signed during the second quarter of 2024. Also increasing the cost of revenues was the retention of outside consultants further increasing the cost of revenue for services and consulting, which was also not present in the corresponding period of 2023 but prepared the company for the signing of the Asset Management Agreement, the AMA, and the expected significance revenue increases in 2025 and beyond.

Cost of revenues on technology systems decreased during the period compared to the equivalent period in 2023 in line with the decline in project revenues. The declining cost generally follows the same year-over-year trend as project revenues due to timing differences in major project work. This is primarily related to the procurement and manufacturing of transit focused RIPs. As we are near the end of the manufacturing cycle and begin preparations for field installation starting in 2025, the cost of revenues for technology systems will decrease accordingly. In contrast during the same period in 2023, the company was still progressing through the advanced stages of procurement and manufacturing for these RIPs. Gross margin for Q4 2024 decreased 209% to a negative $330,000 compared to a positive $303,000 for Q4 2023. For the year, gross margin decreased 64% to $469,000, down from $1.31 million in the same period of 2023. As noted above, the decline in margin was primarily driven by the timing of business activity related to the two high speed transit focused railcar inspection portals.

Operating expenses for Q4 2024 decreased 21% to $2.76 million compared to $3.48 million for Q4 2023. For the year, overall operating expenses were lower by 10% to $11.45 million, down from $12.76 million the same period of 2023. This decrease was achieved despite a 43% increase in sales and marketing driven by continued investment in the commercial team including the addition of professionals with extensive experience and leadership across the rail, Edge Data Center and Power industries.

General and administration costs decreased by 18% as result of reductions in headcount and related personnel expenses as well as reductions in consulting and legal expenses compared to 2023. Net operating loss for Q4 2024 totaled $3.09 million compared to net operating loss of $3.18 million for Q4 2023. Losses from operations for the years ended December 31, 2024 and 2023 were $10.98 million and $11.45 million, respectively. The decrease in losses from operations during the year was the result of planned decreases in operating expenses which offset the impact of lower revenues recorded in the period as a consequence of delays in going to field for the two high speed RIPs for a passenger transit client and the short term lower gross margins from the impact of the initial Power industry consulting prior to the signing of the AMA. Net loss for the years ended December 31, 2024 and 2023 was $10.76 and $11.24 million, respectively. The decrease in overall net loss was primarily attributable to a decrease in operating costs. Net loss per common share was $1.39 and $1.56, respectively, for the years ended December 31, 2024 and 2023, an improvement of $0.17 per share.

While 2024's results were largely flat versus 2023, I am pleased to discuss the substantial improvement in the company's balance sheet as of 12/31/2024. We ended the year with approximately $6.27 million in cash and cash equivalents. We also have an additional $4 plus million in assets consisting of six Edge Data Centers that are in the process of being deployed to different sites and are all expected to be cash generating within a few months. Another significant asset is the equity investment in Sawgrass APR Holdings doing business as New APR Energy. Our 5% holding in this business is currently valued at over $7 million and is expected to generate profits in future years as a profits interest structure.

On the liability side, the company has traditionally operated with little to no debt other than some minor financing contracts related to insurance or IT equipment. In 2024, we received $2.2 million in debt funding for our initial three EDCs and were able to secure that for around 10% cost of capital, which is an attractive rate for a company of our size. We also secured additional financing for a further three EDCs in the form of a master capital lease with a similar cost of capital and flexible payment terms as we deploy these assets in preparation for the associated cash flows. I'm also pleased to announce that in early 2025 we have retired $1 million of this debt and expect to retire a further $1.2 million by the end of this year, keeping our leverage ratios within reasonable limits.

Next, I would like to discuss our backlog and pipeline. With the signing of the Asset Management Agreement with Fortress Investment Group for the management and operations of New APR Energy, initial deployment of our Edge Data Centers and current and expected contracts in our rail business at the end of the year, our contracting backlog represented more than $50 million in revenue, with approximately 45% or more of that expected to be recognized in 2025. We also have a pipeline of business between Duos and APR Energy related business of more than $500 million, some of which may translate into additional contracts and backlogs for Duos. I plan to give further updates on our progress in upcoming earnings calls.

As discussed, I'm pleased to announce that we are reinstituting financial guidance, and that, due to the considerable improvements in the business in the last six months, we expect that our results will be more consistent than in previous years or quite frankly in the history of the company. Accordingly, here is our formal guidance for 2025. For the year, we expect to record between $28 million and $30 million in revenue in consolidated revenue from our three subsidiaries. Although we do not normally give quarterly guidance, we expect that revenue for Q1 will be in the range of $4 million to $5 million and then build consistently throughout the year.

With respect to earnings, our initial expectation is to lose some money in the first half as we transition and build the new businesses but plan to minimize this as much as possible by some expense reductions in our rail business to match the expected business from that segment. However, I'm very pleased to report that we expect to break even and then make money in the third and fourth quarters and end the full year with positive adjusted EBITDA, the major adjustment being for non-cash stock compensation.

Lastly, we expect to raise between $10 million and $15 million through our S-3 shelf registration to support the rapidly growing Edge Data Center business in order to acquire an additional nine EDCs for deployment by year end, which will put us in the position of exiting 2025 with an expected $3.5 million in high margin annual recurring revenue from that business and position us for further growth in 2026 and beyond. This concludes my formal remarks, and at this point I will turn the call back to Chuck for his commentary.

Chuck Ferry

Thank you, Adrian. Over the last several months, we have added many new investors along with additional analyst coverage, so I'm going to review what our three lines of business do along with the opportunities and risks for each. Let's begin with our legacy business, which is the Railcar Inspection Portal. Although this has had slow growth in the last four years, it may become less important for our future understanding, but understanding it is essential to know why it has allowed us the ability now to diversify into edge computing and power.

Duos Technologies specializes in automated railcar inspection systems that combine advanced imaging technology with artificial intelligence. Our flagship product, the Railcar Inspection Portal, scans fast moving freight and passenger trains, producing high resolution images and sensor data from railcars as they pass through at speeds of up to 125 miles per hour. These inspection portals use a patented solution of hardware, software, IT, and artificial intelligence to create the ability in real time to identify mechanical defects, structural issues, safety concerns, and unauthorized human presence. This automated inspection process augments and could potentially replace traditional manual inspections, detecting problems that human inspectors might miss, while eliminating the need to stop trains for physical examination, thereby saving railroad operators substantial time and operational costs.

The Railcar Inspection Portal evolved from experimental prototypes developed by Duos beginning in 2015, and today we operate portals for CN, CSX, CPKC, Ferromex, and Amtrak. In addition to these railroads, the Federal Rail Administration and rail labor union leadership have expressed strong support for our technology. Perhaps a validation of our technology is that Norfolk Southern, in a partnership with Georgia Technical Institute, has copied our patented solution and begun to deploy them on their network, which is why we have initiated legal action against them for patent infringing. Despite its technical merits, the railcar inspection portal has struggled with widespread adoption, mostly due to the rail industry's conservative nature and slow adoption cycles.

All that said, this technology still has high potential, and while going slow, it is inevitable that it will be adopted broadly in the coming years. For now, the opportunity is to shift towards a subscription business that produces more predictable recurring revenue for us and expands and diversifies our customer base. Currently, we are in discussions with more than 50 other potential car owners, shippers, and shortline railroads. Our railcar inspection portal's ability to detect human presence has drawn interest from the Department of Homeland Security and Customs and Border Protection. The challenges for this business are first -- first is a traditional manual inspection process. This continues to be the required approach by regulation. It has lower upfront costs but is significantly more labor intensive and prone to human error. Our solution is designed to turn finders into fixers. Second are our competitors that include WebTech through their kinetics division, Ensco, who purchased KLD Labs, WID, IEM, and Camlin Rail, who all participate in the visual and optical railcar inspection systems market. Third is our potential rail customers could develop their own systems. I have already spoken about the patent infringement by Norfolk Southern, which we will vigorously pursue.

Here are the advantages of our patented solution. Data processing of an entire train consist is completed in one minute and immediately available through our Edge computing processing, the same technology that we're deploying in our Edge Data Center business, which eliminates latency issues present in cloud-based computing. Our technology can do inspections at up to 125 miles per hour versus our competitors’ 10 to 30 miles per hour. This technology can also be used just as easily to scan automobiles, trucks, and aircraft.

Now let's discuss Duos Edge AI, which is a subsidiary we established last summer which evolved from our edge computing experience used with our railcar inspection technology which requires powerful edge computing to process images and artificial intelligence. Last year we recruited Doug Recker, a former Marine with many years of experience in data centers who had also been a Duos customer. Doug's background includes service in the Marine Corps as an infantryman, experience in the telecom industry, and he also founded and sold two successful data center companies. He built Colo5, a 225,000 square foot facility serving over 100 clients which was sold to Cologix in 2014.

Additionally, he founded Edge Presence in 2017 which he deployed Edge Data Centers across five states before being acquired by Ubiquiti in 2023. His industry experience and connections prove vital for securing our Region 16 and Pampa, Texas customers, and he is currently managing a pipeline of more than 200 interested customers. Simply said, the demand for edge computing is easily on par with a similar demand for big box data centers and power. Duos Edge AI's core product is a modular data center measuring 55 feet long by 13 feet wide. It houses 15 IT racks with integrated power and cooling. Each pod supports 300 to 350 kilowatts of IT load with N plus 1 redundancy for cool power and cooling systems, matching traditional data center reliability standards. The pods are manufactured by our strategic partner Accu-Tech, who can produce more than 20 units monthly.

Deployment includes transporting the pod to the site, installing it onto a concrete pad, connecting power and fiber, and final testing. Currently, Duos only provides pod infrastructure, or what folks will call a powered shell that includes racks, power, cooling, and redundant fiber. Customers and fiber providers install their own equipment. In the future, we may consider offering an Edge cloud computing capability, but for now we're sticking to the current format. Our initial focus is at Texas school districts where we've commercialized our first pod at the Region 16 Education Service Center in Amarillo that serves over 50 rural school districts across 26,000 square miles that previously relied on costly low bandwidth connections to Dallas. These Edge Data Centers reduce latency typically experienced in rural towns and creates new regional internet exchanges, providing faster connectivity through carrier redundancy while enabling local cloud caching and Edge AI. Our plan is to track -- our plan is on track to install a total of 15 pods by the end of 2025, and Doug, Adrian, and I are working on plans to accelerate that. Unlike competitors focused on urban infrastructure via telco offices or cell phone towers, we are targeting rural broadband enhancement, aligning with government funding that indirectly subsidizes these projects, which is often overlooked by larger data center developers and operators.

The opportunity here is we are in a market that currently doesn't have much competition. The demand for Edge computing is very high. Our customers in rural areas really need this, and the availability of getting new Edge Data Centers manufactured is good and capable of scaling. Financially, it provides good recurring revenue with gross margins expected to be in the 70-percentile range, and payoff for a new pod is about two years on an asset that will produce revenue for at least 10 years or more. The long-term vision is to deploy 150 to 200 pods by the end of 2027, potentially generating $60 million to $65 million in annual recurring revenue. This growth will require strategic partnering to obtain the capital necessary, and our team is generating options for that. Our third and newest subsidiary is Duos Energy Corporation that is primarily focused on delivering on the Asset Management Agreement we have with APR Energy and Fortress Investment Group. It is essentially the service company that enables APR Energy, who owns the assets, to find new contracts, engineer, procure, construct, and operate fast power plants.

Now, I've spoken before about the experience that our team and I have running this kind of Power business. I knew that the demand for -- or behind the meter power was very high in the US Data Center market, which is why we pursued this opportunity. But my team and I have never seen so much demand for these type of generation assets, and APR Energy has built a pipeline of opportunities that greatly exceeds 850 megawatts that we currently own, and more calls are coming in every day. I also knew that there were synergies between a power and Edge Data Center business before we closed this deal, but I didn't really realize how strong it was.

Our efforts to sell Edge Data Centers in the past few months has led us directly to several power and data center development deals and vice versa. As I stated earlier, in the first three months of operation we have contracted for 390 megawatts, and we expect to deploy another 240 megawatts for the summer peaking period. There is certainly no shortage of traditional or Data Center Power opportunities, creating robust work for Duos under the Asset Management Agreement. Like our other lines of business, operational excellence is our number one goal. It creates happy customers, drives new opportunities, and earns our reputation as a company people want to do business with. One of the advantages of the Asset Management Agreement with APR Energy is that our staff was ready on day one to begin deploying assets. Currently, the team is deploying 180 megawatts of contracted turbines and preparing an additional 240 megawatts of generation for future work. This is a major endeavor given the speed at which APR Energy is closing new contracts. All the activities and talent to execute project management, engineering design, developing bill of materials, procurement, logistics, maintenance, and installation are in full motion right now. The Duos operations team is handling all of it in stride and has experienced at multiple simultaneous deployments.

In conclusion, our business has made significant changes in just the last six to nine months. We are now diversified into two areas of high growth, Edge Data Centers and Power, which de-risks our sole reliance on the Rail Technology business and will enable meaningful growth and profitability by the end of this year. As always, I want to thank our business partners, Board of Directors, and our shareholders for their continued support. The outlook for Duos looks very promising right now, and I'm excited to be able to lead it. Thank you for listening. And we'll now open the call for your questions. Operator, please provide the appropriate instructions.

Operator

Thank you. We will now be conducting a question-and-answer session. If you would like to ask a question, please press star one on your telephone keypad. A confirmation tone will indicate that your line is in the question queue. You may press star two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star key. One moment, please, while we poll for questions. Our first question comes from Ed Woo with Ascendiant Capital. Please proceed with your question.

Ed Woo

Yes. Congratulations on all the progress you made. My question is on rail safety legislation. With a new administration and, as you know, we're further and further away removed from when the Ohio derailment happened, have you noticed any change in terms of people's legislature appetite for rail safety?

Chuck Ferry

Yeah. No. Appreciate it, Ed. And I think on the Railway Safety Act, which under the Biden administration, a lot of effort was being made both in the Senate and in the House of Representatives to try and push something through, and ultimately it did not get through. And it really didn't really get its time with both sides, at least on the floor. I think the sense right now that I get from discussions that I've had with the FRA, some of our Class 1 customers and other rail industry stakeholders is that we could still see some safety regulations go through. I do think, however, given the current administration, the likelihood that any significant regulations being passed is probably unlikely. At least that's the way we've kind of been planning things. That, of course, could always change. But I think the likelihood of a real comprehensive set of regulations coming out through legislation right now I think is probably much lower than it was prior to the Trump administration coming into office.

Ed Woo

Great. Thanks for answering my question. My last question is, with a lot of tariff uncertainties, has that impacted any customers who are going to sign up for the Edge Data Centers or your power contracts?

Chuck Ferry

Yeah. Right now, the threat of tariffs -- and they're coming. I think everybody would agree with me in some fashion or form. It has not impacted our business yet. I think areas that -- where we could see some impacts is primarily the -- probably the cost of raw materials. So, we use steel and aluminum in our railcar inspection portal. That being said, most of our railcar inspection portal, even raw materials come from within the United States. So, we'll have to wait and see what kind of impacts on that particular business. On the Edge Data Center side, our strategic partner Accu-Tech, we already had a discussion around this topic. They are taking measures to make it so that any tariff impacts are minimized. But again, in terms of raw material costs, there could potentially be some risk there. But right now, we have not been impacted by that.

On the power side, no immediate impacts right there because right now we, through the Asset Management Agreement and partnered with APR Energy, effectively we own those assets outright, and they're already all here in the United States. And they're primarily intended to be deployed in the United States up against US data centers, although we are considering a couple of potential contracts that are in overseas locations. And we'll probably wait and see how the tariffs come out before we act on any of those international jurisdictions. But hopefully that gives you kind of a sense of where we're at on the tariffs.

Ed Woo

Yes, it does. Thank you very much, and I wish you guys good luck. Thank you.

Chuck Ferry

Thank you, Ed.

Operator

Vijay Devar, Northland Capital Markets. Please proceed with your question.

Vijay Devar

Hi. This is Vijay Devar for Mike Latimore. A couple of questions. How many data centers are operational now, and do you expect to add a similar amount each quarter to reach your 15 by year-end?

Chuck Ferry

Yeah. No. Appreciate the question. Currently we have one data center that is fully commercialized and now beginning to produce revenue. That's with the school district 16 in the Panhandle of Texas. We currently have two additional Edge Data Centers that are deployed in Pampa, Texas that are scheduled to be -- they're in the middle of installation. They'll be finalized here in the next month or so. And we pretty much plan to probably put in about two to three of these Edge Data Centers each quarter at this moment. And by the end of the year, we'll have 15 in. Right now, that plan is on track. We obviously currently own six of those Edge Data Centers. And so, as Adrian discussed during his earnings -- his part of the earnings call, we're going to make moves to ensure that we can purchase the nine additional. And we already have the customers that have already agreed that they want them. So, finding homes for this -- these Edge Data Centers is -- has been fairly easy and quick. Now we're just trying to accelerate that now that we've got the first one in, and again we kind of exercised our construction and installation muscles on that first one. And now that's going to start going a lot faster.

Vijay Devar

Got it. So, in fact, a continuation to that is do you see a high potential for winning a hyperscaler deal, and do you still view that as an upside to the guidance of reaching 15 data centers?

Chuck Ferry

Yes. We are in active discussions with five or six of the largest hyperscalers in the country. One of the -- one of those hyperscalers is actually using some of our power turbines right now at a large AI data center. And we're seeing interest from the hyperscalers not just for our power and not just at big box data centers. They are also interested in our Edge Data Centers, as well. So, one of the -- Amazon Web Services attended the opening ceremony at our Edge Data Center in Amarillo, Texas, and we had a very nice conversation with that team. And they're interested in both the large data centers where we can provide power as well as our Edge Data Center computing.

Vijay Devar

Thank you. Thanks a lot.

Chuck Ferry

Okay, so at this time --

Operator

At this time --

Chuck Ferry

Yeah. Go ahead, Operator.

Operator

Oh, I was just going to say at this time our question-and-answer session is concluded, and I would now like to turn the call back over to you, Mr. Ferry, for closing remarks.

Chuck Ferry

Yeah. Well, as always, before we can -- we want to just thank everybody for joining the call and thanks for watching us and stay tuned because our business is about to get much larger and become profitable this year. So, thank you for your time. Back to you, operator.

Operator

Before we conclude today's call, I would now like to provide Duos’ Safe Harbor statement that includes important cautions regarding forward-looking statements made during the call. This earnings call contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking terminology such as believes, expects, may, will, should, anticipate, plans, and their opposites or similar expressions are intended to identify forward looking statements. We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks, and other influences, many of which are beyond our control, which may influence the accuracy of these statements and the projections upon which the statements are based and could cause Duos Technologies Group Inc.'s actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include but are not limited to those described in Item 1-A in Duos’ Annual -- Duos’ Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Duos’ filings with SEC. Thank you for joining us today on Duos Technologies Group's fourth quarter and full year 2024 earnings call. You may now disconnect.